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                                                              EXHIBIT (a)(5)(iv)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated November 26, 2001 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            UGLY DUCKLING CORPORATION
                                       AT
                               $2.51 NET PER SHARE
                                       BY
                               ERNEST C. GARCIA II
         THE FOUNDER, CHAIRMAN OF THE BOARD AND MAJORITY STOCKHOLDER OF
                            UGLY DUCKLING CORPORATION

     Ernest C. Garcia II (the "Purchaser") is offering to purchase any and all outstanding shares of the common stock, par value $.001 per share (the "Shares"), of Ugly Duckling Corporation, a Delaware corporation (the "Company"), at a price of $2.51 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest (the "Offer Price"), upon the terms and conditions set forth in the Offer to Purchase dated November 26, 2001, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., MOUNTAIN STANDARD
      TIME, ON THURSDAY, DECEMBER 27, 2001, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF CERTAIN TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Computershare Trust Company, Inc. (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the "book-entry transfer facility" (as defined in the Letter of Transmittal) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase) and (iii) any other required documents. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The term "Expiration Date" shall mean 5:00 p.m., Mountain Standard Time, on Thursday, December 27, 2001, unless and until the Purchaser has extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser may, in its sole discretion, extend the Expiration Date. In addition, the Offer price may be increased and the Offer may be extended to the extent required by applicable law. In addition, the Purchaser may make available a subsequent offering period of up to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended. Any extension of the Offer may be given by oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by a public announcement thereof, such announcement to be issued not later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Except as otherwise provided in Section 3 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 23, 2002. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an "eligible institution" (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares, and otherwise comply with the book-entry transfer facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination shall be final and binding.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, to the extent applicable, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Purchaser, at the Purchaser's request, its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Any requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number listed below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                            [MORROW& CO., INC. LOGO]
                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                          Call Collect: (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                        Stockholders Call: (800) 607-0088
                         E-mail: UGLY.INFO@morrowco.com



November 26, 2001